UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2011

ACCURAY INCORPORATED

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace

Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02. Unregistered Sales of Equity Securities.

On August 1, 2011, Accuray Incorporated (“Accuray”) issued $100 million aggregate principal amount of its 3.75% Convertible Senior Notes due 2016 (the “Notes”) to certain qualified institutional buyers (collectively, the “QIBs”).  The Notes were offered and sold to the QIBs (the “Offering”) pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  Accuray received net proceeds of approximately $96.3 million from the Offering, after deducting the initial purchaser’s discount and commission and the estimated expenses of the Offering payable by Accuray.

The Notes are governed by an indenture, dated as of August 1, 2011, between Accuray and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”).

The Notes will bear interest at a rate of 3.75% per year, payable semi-annually in arrears in cash on February 1 and August 1 of each year, beginning on February 1, 2012. The Notes will mature on August 1, 2016, unless earlier repurchased, redeemed or converted. The closing of the Offering occurred on August 1, 2011.

The Notes are convertible, as described below, at Accuray’s election, into common stock of Accuray, cash or a combination thereof at an initial conversion rate equal to 105.5548 shares of common stock per $1,000 principal amount of the Notes, which is equivalent to a conversion price of approximately $9.47 per share of common stock, subject to adjustment.

Holders of the Notes may convert their Notes at any time on or after May 1, 2016 until the close of business on the business day immediately preceding the maturity date.  Prior to May 1, 2016, holders of the Notes may convert their Notes only under the following circumstances:

•                  during any calendar quarter after the calendar quarter ending September 30, 2011, and only during such calendar quarter, if the closing sale price of Accuray’s common stock for each of 20 or more trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

•                  during the five consecutive business days immediately after any five consecutive trading-day period (such five consecutive trading-day period, the “Note Measurement Period”) in which the trading price per $1,000 principal amount of Notes for each trading day of that Note Measurement Period was equal to or less than 98% of the product of the closing sale price of shares of Accuray’s common stock and the applicable conversion rate for such trading day;

•                  if Accuray calls any or all of the Notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or

•                  upon the occurrence of specified corporate transactions as described in the Indenture.

Holders of the Notes who convert their Notes in connection with a make-whole fundamental change, as defined in the Indenture, may be entitled to a make-whole premium in the form of an increase in the conversion rate.  Additionally, in the event of a fundamental change, as defined in the Indenture, holders of the Notes may require Accuray to purchase all or a portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of Notes, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date.

Item 8.01. Other Events.

On July 27, 2011, Accuray issued a press release with respect to the foregoing transactions, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Number	Description
99.1	Press release dated July 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACCURAY INCORPORATED

	By:	/s/ Darren J. Milliken
Darren J. Milliken
Date: August 1, 2011		Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Number	Description
99.1	Press release dated July 27, 2011